Exhibit 10.2

Canada - General Bio Energy Inc.
Licence Agreement

THIS AGREEMENT is made in duplicate as of October 31, 2009

Between:	HER MAJESTY IN RIGHT OF CANADA ("Canada"), as represented by the Minister of Fisheries and Oceans, 200 Kent Street Ottawa, Ontario, K1A 0E6

(the "Minister")

And:	GENERAL BIO ENERGY INC. a corporation with its principal place of business at 1311 Saskatchewan Drive, Regina, Saskatchewan, S4P 0C9
(the "Company")

RECITALS

WHEREAS the Department of Fisheries and Oceans ("DFO") owns technology related to an invention commonly known as "Protein and Lipid Sources for Use in Aquafeeds and Animal Feeds, and a Process for their Preparation", developed at the West Vancouver Laboratory (DFO);

WHEREAS the Company has requested a licence to commercialize the inventions throughout the world;

THEREFORE, the Parties agree as follows:

Article 1	Definitions and Interpretation

1.1	"Agreement" means these articles of agreement, and any schedules referred to in these articles.

1.2
"Improvements" means any inventions, know how, and techniques developed or acquired from third parties in respect of the Licensed Product, and any modifications and additions made to the Licensed Product during the term of this Licence.

1.3
"Invention" means the invention commonly known as "Protein and Lipid Sources for Use in Aquafeeds and Animal Feeds, and a Process for their Preparation", which has been developed as a result of scientific research conducted by the Minister.

1.4	"Know How" means the technical knowledge and design relating generally to the Inventions, which are supplied by the Minister to the Company.

1.5	"Licence" means the licence granted to the Company under Article 3.

1.6	"Licence Year" means a 12-month period beginning on April 1 in any year, during which this Agreement is in effect for any period of time, and ending on March 31 of the following year.

1.7	"Licensed Product" means anything made in accordance with, or incorporating any part of the Licensed Technology.

Licence Agreement, Canada – General Bio Energy Inc

1.8	"Licensed Technology" means the Patent Rights and Know How, and any parts thereof.

1.9	"Minister" means the Minister of Fisheries and Oceans, and anyone authorised to act on behalf of the Minister of Fisheries and Oceans.

1.10
"Patent Rights" means any patent application, any continuation-in-part and any divisional thereof in respect of the Licensed Technology, and the rights conveyed by any patent, which has issued, may issue, and may re-issue in respect of the Licensed Technology, and includes Canadian Patent No 2,408,551, dated Sep 25, 2007, which expires May 8, 2021; and United States Patent No. 6,995,831 dated October 18, 2005, which expires February 19, 2022.

1.11	"Records" means all accounts, ledgers, invoices, receipts, vouchers, and like documents relating to the use, lease, sale, and transfer of any Licensed Products.

1.12
"Revenue" means the aggregate Sale Prices in respect of Licensed Products without any deductions whatsoever except for any amounts in respect of returns of Licensed Products actually credited or for taxes, duties, and freight charges where these are shown on any invoice.

1.13
"Sale Price" means the gross amount, which shall be the higher of the value which is realised in any transaction and the value which may be realised in an arm's length transaction, in money or monetary equivalent of consideration, whether or not invoiced, billed, or received by the Company and any of its sub-licensees for the use, sale, lease, or transfer of Licensed Products, including Licensed Products used, sold, leased, or transferred prior to execution of this Agreement.

Article 2	Interpretation

2.1	In this Agreement, where consistent with the context:

(a)	The singular number includes the plural and the plural number includes the singular.

(b)	Any reference to "use" includes the use made by the Company and any of its sub-licensees.

(c)	Any reference to "sell" means sell, lease, or transfer to others.

(d)	Any reference to "sale" means sale, lease, or transfer to others.

(e)	Any reference to "sold" means sold, leased, or transferred to others.

Article 3	Grant of Licence

3.1	Subject to the provisions herein, the Minister hereby grants to the Company:

(a)
a limited exclusive licence for commercial exploitation to make and have made Licensed Products in Canada, and non-exclusive licence for commercial exploitation to make, use and sell Licensed Products worldwide; and

Licence Agreement, Canada – General Bio Energy Inc

(b)	the right to sub-license the Company’s rights under this Agreement subject to Article 3.4 of this Agreement.

3.2	The Minister may grant other licenses with respect to the Licensed Technology, if the Company

(a)	has at any time been in breach of this Agreement;

(b)	has not established an operational commercial scale plant in Canada within two years from the date this Agreement;

(c)	has not achieved sales performance generally in line with the sales projections provided in Schedule A.

3.3	The Minister may grant other licenses with respect to the Licensed Technology in any geographical locations, other than Canada.

3.4
The Company agrees that every sub-license agreement under this Agreement shall be consistent with the terms and conditions of this Agreement and shall stipulate that if this Agreement is terminated all Company rights arising under the sub-license agreement shall ipso facto be transferred to the Minister.  Moreover, the Company shall

(a)	promptly inform the Minister of any sub-license under negotiation;

(b)	provide to the Minister a copy of every sub-license agreement prior to final execution for review and approval; and

(c)	provide to the Minister a copy of each fully executed sub-license agreement for ratification, without which such sub-license agreement shall not be effective.

3.5
The Minister may use the Licensed Technology and make and have made Licensed Products for non-commercial purposes, and may dispose of Licensed Products in any manner without any restrictions or accounting to the Company.

3.6
The Company shall make every reasonable effort to exploit the Licensed Products and shall, within THIRTY (30) days upon request, deliver to the Minister two copies of each piece of the current sales or product promotion literature being used by the Company to market the Licensed Products.

3.7
Subject to the Access to Information Act and the Privacy Act, to the extent he has not already done so, the Minister will provide to the Company such information and technical assistance as may be available to the Minister, and which in the opinion of the Minister may be necessary for the Company to exercise the rights granted in this Licence.

Article 4	Term of Licence

4.1	The Licence shall expire, unless terminated pursuant to Article 10, on the last to expire of the Patent Rights licensed under this Agreement.

Licence Agreement, Canada – General Bio Energy Inc

Article 5	Fees and Royalties

5.1	Fees and royalties under this Agreement shall not be refunded to the Company for any reason.

5.2	The Company shall pay to the Minister fees and royalties as follows:

(a)
an upfront licence fee of FIVE THOUSAND (5,000) dollars, to be paid in two instalments as follows: TWO THOUSAND FIVE HUNDRED (2,500) dollars with the Company's letter of acceptance of the Minister's licence offer, the receipt of which is hereby acknowledged, and TWO THOUSAND FIVE HUNDRED (2,500) dollars upon execution of this Agreement such execution to take place within FOUR weeks following the date of dispatch of this Agreement to the Company for execution;

(b)
Minimum annual royalties (MAR) payable in advance for each License Year, to be applied as credit against royalties payable to DFO during the Licence Year for which the minimum annual royalty is paid.  MARs are due as follows:

(i)	$5,000 due no later than April 30, 2010;

(ii)	$10,000 due no later than April 30, 2011; and

(iii)	$20,000 due no later than April 30, 2012, and April 30 of each year thereafter until expiration of this License.

If royalties owing to the Minister exceeded $100,000 in any Licence Year, the MAR for the following License Year will be increased by an amount representing 25% of the amount of royalty in excess of $100,000 in the preceding License Year, provided that the MAR in any License Year shall be no less than the MAR paid in any previous License Year;

(c)	a fee equal to ONE THIRD (1/3) of any lump sum and monetary value of any other consideration, other than royalties, due to the Company from any of its sub-licensees; and

(d)	a royalty of TWO PERCENT (2%) on Revenue from the use and sale of Licensed Products by the Company and its sub-licensees.

Fees under subsection 5.2 (a) and 5.2(c) shall collectively be referred to as “Fees” and royalties under 5.2 (b) and 5.2(d) shall collectively be referred to as “Royalties”.

5.3	Royalties shall accrue to the Minister when Licensed Products are used or sold.

5.4	All amounts accrued for the benefit of the Minister shall be deemed held in trust for the benefit of the Minister until paid to the Minister.

5.5
Fees and Royalties payable under this Agreement are subject to the Goods and Services Tax or the Harmonized Sales Tax (GST and HST respectively), which is due to the Minister on the due date of any such Fees and Royalties. Canada's GST / HST number is 121491807.

Licence Agreement, Canada – General Bio Energy Inc

Article 6	Payments and Reports

6.1
The Company shall deliver to the Minister royalty reports with respect to Revenue generated by the Company and its sub-licensees during each SIX (6) month period ending September 30 and March 31 of each Licence Year within THIRTY (30) days immediately following September 30 and March 31 of that Licence Year (“Royalty Reports”); these Royalty Reports shall provide information needed to calculate royalties, including:

(a)	the quantity of each Licensed Product used or sold by the Company and its sub-licensees during each reporting period;

(b)	the date when, and the country in which, Licensed Products were used or sold;

(c)	the Sale Price of each Licensed Products reported in subsection (a) herein; and

(d)	The Revenue, and the royalties and other amounts accrued to the Minister under this Agreement for the reporting period.

6.2
Upon receipt of Royalty Reports for any SIX (6) month period, the Minister will inform the Company if any portion of the royalties should be paid to CSH Innovation Ltd., and within THIRTY (30) days of being so informed the Company shall deliver a payment to CSH Innovation Ltd. as directed by the Minister, and a payment to the Minister for the remaining royalties due for such SIX (6) month period.

6.3
Royalty Reports are due whether or not the Company and its sub-licensees have used or sold any Licensed Products.  If during any reporting period the Company and its sub-licensees have not used or sold any Licensed Products, the Company shall submit a nil Royalty Report stating that no Licensed Products were used or sold by the Company and its sub-licensees.

6.4
The first Royalty Report shall be for the period starting as of the date of this Agreement and ending September 30, 2010, and each report thereafter shall be for each subsequent SIX (6) month period during the term of this Agreement.  Reports shall be substantially in the form provided as Schedule B attached hereto and shall be certified to be accurate and correct by the Treasurer or other senior officer of the Company.

6.5	All payments to the Minister under this Agreement shall be in favour of the Receiver General for Canada, and all payments and reports shall be delivered at:

Revenue Accounting
Fisheries and Oceans Canada
200 Kent Street, 10th Floor
Ottawa, On, K1A 0E6

and a copy of each Royalty Report shall concurrently be delivered at the Minister's address designated in the Article entitled Notice in this Agreement.

Licence Agreement, Canada – General Bio Energy Inc

6.6	With respect to each overdue payment, in addition to the overdue payment owing to the Minister, the Company shall promptly upon request pay to the Minister the higher of:
(a)	an administration fee of ONE HUNDRED dollars ($100) for each month or portion thereof a payment is overdue; and

(b)
interest compounded annually at a rate set from time to time by the Minister, but not exceeding the Bank of Canada rate on the due date plus 5%, on any amount due to the Minister under this Agreement, from the due date of the payment until the date of receipt of the payment in full.

6.7	The company shall pay to the Minister an administration fee of ONE HUNDRED dollars ($100) for each month or portion thereof a report is overdue.

6.8
Interest charges and administration fees on any overdue Royalty Reports, and royalty payments may be requested at any time by the Minister even if such interest charges and administration fees were not requested by the Minister at the time such late Royalty Reports and royalty payments were first remitted or remained outstanding.

Article 7	Accounts

7.1
The Company shall keep Records ("Company Records") using generally accepted accounting procedures, providing data that would allow the Minister to calculate and easily audit any payment and report under this Agreement.  The Minister may have the Company's Records inspected or audited and the Company shall provide all facilities, collaboration and computer assistance to allow anyone authorised by the Minister to inspect or audit these Records and to take copies in paper and electronic form.  Notwithstanding this right for inspection or audit, the Minister may request from the Company, at no cost to the Minister, audited financial statements related to this Licence but the Company shall only be obligated to provide such audited financial statements if the Company normally has audited financial statements prepared for its own purposes.  The auditing provisions herein shall remain effective for two years following the expiration or earlier termination of this Licence.

7.2	Unless otherwise agreed in writing by the Minister, the Company shall retain Company Records for the term of this Licence and for a period of TWO (2) years thereafter.

7.3	In addition to any other provisions that may apply in respect of overdue accounts, if the Company

(a)	fails to deliver any report, or make any payment under this Agreement and such report, or payment remains outstanding for a period of SIXTY (60) days; or

(b)	is in breach of any other term or condition of this Agreement and does not remedy any such breach within THIRTY (30) days after being notified by the Minister

The Minister may, after giving the Company THIRTY (30) days advance notice, take any appropriate action, including audit and legal action, to verify sales and collect any outstanding payment, and to remedy any other breach, and the Company shall further pay

Licence Agreement, Canada – General Bio Energy Inc

and reimburse Canada all costs, which shall be no less than ONE THOUSAND dollars ($1,000), associated with any such action.

7.4
If the Minister conducts an audit of Royalty Reports submitted by the Company and such audit reveals an underpayment to the Minister, the Company shall promptly deliver the underpayment to the Minister with interest calculated from the due date of the payment until the date of receipt of the payment at the rates which apply on overdue accounts, however, if the underpayment reflects a discrepancy of 10% or more from that which the Company ought correctly to have paid, the Company shall further pay and reimburse the Minister all costs and expenses of such audit and any related legal expenses.

Article 8	Improvements

8.1
All patentable Improvements made by the Company belong to the Company.  The Company shall promptly notify the Minister of any Improvements and shall provide to the Minister, at no cost to the Minister, all related information and technology as may be necessary, to enable the Minister to practice such Improvements and the Minister will be free to practice these Improvements at no cost to the Minister, provided the Minister does not use any such Improvements in any manner, which may interfere, or be inconsistent with, the rights granted to the Company under this Agreement.

8.2
Provided the Company is not in breach of the Agreement, the Minister will promptly notify the Company of all Improvements owned by the Minister and the definition of Licensed Technology is deemed to be modified to include such Improvements.

8.3
Upon termination of this Licence, in respect of Improvements owned or controlled by the Company, the Company hereby grants to the Minister a non-exclusive, unconditional, irrevocable, royalty-free, right and licence to use, and practise these Improvements and to grant royalty-bearing sub-licenses in respect thereof, for a minimum term of ten years, or until any patents in respect of the Improvements have expired.

8.4
Information in relation to this Agreement and any matter to which it pertains disclosed by one Party to the other shall be kept confidential by the receiving Party unless otherwise authorized by the disclosing Party however in the case of the Minister any confidentiality obligation will be subject to the Privacy Act and the Access to Information Act.

Article 9	Termination

9.1	The Minister may, by written notice to the Company, terminate this Licence if the Company:

(a)	is in breach of this Agreement and does not remedy any such breach within NINETY (90) days after being notified in writing of the breach by the Minister;

(b)	becomes bankrupt, insolvent, has a receiving order made against it, has a receiver appointed to continue its operations, or passes a resolution for winding up; and

(c)	Alters or is required to alter its management, organisation, or financial control in any way deemed by the Minister to be detrimental to Canada.

Licence Agreement, Canada – General Bio Energy Inc

9.2
Failure of the Minister to notify the Company of a breach of this Agreement shall not constitute an approval of the breach or a waiver by the Minister to exercise any rights with respect to the breach, or to take appropriate action.

9.3
The Company may request termination of this Licence anytime upon SIX (6) months advance notice to the Minister.  Any provisions related to payment of licence fees, interest charges, and service and collection fees stipulated in this Agreement shall remain in effect until the Company has delivered to the Minister all reports and payments pursuant to this Agreement.

9.4	Concurrently with the termination of this Licence, or within THIRTY (30) days immediately following expiration of this Licence, the Company shall deliver to the Minister:

(a)
a royalty report in accordance with the Article entitled Payments and Reports in this Agreement, for the period starting as of the end of the last reporting period and ending at the date of termination, or expiration of this Agreement, and all outstanding royalty reports if any, and a full payment for all amounts owing to the Minister under this Agreement; and

(b)
a report on all inventory of Licensed Products then existing as at the date of termination, or expiration, and full payment of royalties on the inventory of Licensed Products at the rate or rates stipulated in the Article entitled Fees and Royalties, on the basis of the most recent Sale Price.

9.5
Upon termination of this Agreement, except for the right to dispose of Licensed Products then existing as of the termination date, the Company's rights under this Agreement are terminated, without prejudice to the right of Canada to sue for and recover any royalties or other sums due to the Minister under this Agreement, and to take appropriate legal action.

9.6	Upon expiration of this Licence the Company's obligations under subsection 10.4 extend to all its sub-licensees.

Article 10	Notice

10.1	Any notice under this Agreement shall be in writing and may be sent by mail, courier, or facsimile and shall be addressed, in the case of the Minister, to:

Intellectual Property Office
Science Strategies and Integration, Science Sector
Fisheries and Oceans Canada
200 Kent Street
Ottawa, On, K1A 0E6
Phone:                  (613) 990-9819
Facsimile:             (613) 990-0313

and, in the case of the Company, to:

Licence Agreement, Canada – General Bio Energy Inc

Dustin Williams
Vice President of Operations
General Bio Energy Inc.
1311 Saskatchewan Drive
Regina, Saskatchewan, S4P 0C9
Phone:                  (306) 757-2463
Facsimile:             (306) 546 0559

or to such other address as either Party may designate by notice to the other.

10.2	Information, and documents required by the Minister under this agreement shall upon request be provided in electronic form, in a format acceptable to the Minister.

10.3	The Company shall promptly notify the Minister, and provide full particulars, upon:

(a)	changing its corporate name;

(b)	merging with another entity;

(c)	altering its management;

(d)	altering its financial and/or share voting control;

(e)	filing for bankruptcy;

(f)	becoming subject to any insolvency proceedings; or

(g)	Taking advantage of any statute relating to the orderly payment of debts.

Article 11	Patents and Costs

11.1	The Minister owns all Patent Rights.

11.2
The Company shall within THIRTY (30) days upon request pay to the Minister all patent maintenance costs and incidentals associated with the Patent Rights.  Delay in payment shall be subject to administration fees and interests on overdue account, as per subsection 6.6 in this Agreement.

11.3
If any of the Patent Rights are held to be invalid by a competent court or tribunal, Royalties attributable to any such Patent Rights shall no longer be payable, but royalties attributable to the existing Patent Rights, and to the Know How shall continue to be paid by the Company.

11.4	The Company hereby recognises and acknowledges the validity of the Patent Rights, other than the US Patent Rights, and shall not contest, directly or indirectly, such validity.

Article 12	Infringement

12.1
If a Party considers that there exists an infringement of the Patent Rights it shall inform the other Party and both Parties will promptly exchange, free of charge, all the available details regarding the situation and jointly decide on the steps to be taken.

Licence Agreement, Canada – General Bio Energy Inc

Article 13	Warranty

13.1
Neither Canada, nor its Ministers, officers, or employees have made or make any representations or warranties either express or implied, arising by law or otherwise, relating to the merchantability or fitness for any particular purpose in relation to the Licensed Technology and the Inventions, or that they may be exploited without infringing any third party rights.

13.2
Under no circumstances will Canada and its Ministers, officers, and employees incur any obligation or liability whatsoever for any loss, damages, and expenses arising in any way from or consequential upon the performance of this Agreement.

Article 14	Indemnification

14.1
Notwithstanding any other provision in this Agreement, the Company shall indemnify and save harmless Canada and its Ministers, officers, and employees from and against and be responsible for all claims, demands, losses, costs, including solicitor and client costs, damages, actions, suits, or proceedings, by whomsoever made, brought, and prosecuted, in any manner based upon, arising out of, related to, occasioned by, or attributable to any acts or conduct of the Company or its employees, agents, or sub-licensees, if any, relating to the manufacturing, distribution, use, shipment, offering for sale, or sale of Licensed Products, and arising in any other way whatsoever under this Agreement and any sub-licence agreements.

Article 15	Litigation

15.1	In the event of any threatened or actual suit against the Company, in consequence of the exercise of its rights under this Agreement, the Company shall promptly inform the Minister in writing.

15.2
With regard to threatened litigation or litigation instigated by third parties for infringement by the rights licensed under this Agreement, the Parties shall at all times consult each with the other and give to one another free of charge information or advice which may be helpful with respect to such litigation.  Neither Party shall bind or commit the other to any course of action but should the Parties fail to agree, within a reasonable time, as to any course of action jointly to be taken, the Company may take or defend any proceedings alone at its own expense on indemnifying Canada and shall be entitled to retain anything awarded to it by a court.

Article 16	Assignment and Sub-license

16.1	This Licence shall enure to the benefit of and be binding upon the successors and assigns of the Parties.

16.2	Unless otherwise stated herein, the Company shall not assign, sublicense, transfer, convey, or encumber this Licence except upon prior written consent of the Minister.

Licence Agreement, Canada – General Bio Energy Inc

16.3
Except as provided for in this Agreement, any assignment, sublicense, transfer, conveyance, or encumbrance of this Licence without the Minister's prior written consent shall be void and of no effect.  Moreover

(a)	If an assignment is subject to any consideration, the Company shall pay to the Minister ONE HALF (50%) of any lump sum and monetary value of any other consideration.

(b)
The Minister's consent to an assignment or other transfer of rights shall, in all cases, be withheld until the Company delivers to the Minister all reports and payments due to Canada and the Minister under this Agreement.

16.4
The Minister may assign this Agreement and its entire right, title, and interest in the Patent Rights and upon notice to the Company with respect to any such assignment, the Minister will be released from his obligations under this Agreement.

Article 17	Publication

17.1
In promoting the Licensed Products, the Company may use the words: "This product was developed at the West Vancouver Laboratory, Fisheries and Oceans Canada, and produced under licence / Ce produit fut mis au point au Laboratoire de West Vancouver, Pêches et Océans Canada, et fabriqué sous licence"; the Company may not however use the name of  Fisheries and Oceans Canada in any other way, or the name of any other government Department or Agency without the prior written authorisation of the Minister.

Article 18	Compliance with the Law

18.1
The Company shall comply with the patent law regarding the affixing to Licensed Products of the number of the patent or patents under which Licensed Products are produced and sold, by means of a plate, label, or other device.

18.2	The Company shall comply at all times with the orders, regulations, and statutes in force in the places where the licensed rights are exercised.

Article 19	Dispute Resolution

19.1
If a dispute, other than a matter of public law, arises between the Minister and the Company in connection with or arising out of this Licence, the Parties shall use their best efforts to settle any such dispute by negotiations or mediation.  If the Parties fail to reach an agreement within a period of THIRTY (30) days or such greater period as may be mutually agreed upon or after such dispute arises, then either Party may refer the dispute to arbitration in accordance with the Federal Commercial Arbitration Act (1985, c. 17 (2nd Supp.)).  The location for the arbitration hearing shall be Saskatchewan.

Licence Agreement, Canada – General Bio Energy Inc

Article 20	General

20.1	No former public-office holder who is not in compliance with the post-employment provisions of the Values and Ethics Code for the Public Service shall derive a direct benefit from this Agreement.

20.2	No member of the House of Commons shall be admitted to any share or part of this Agreement or to any benefit to arise from this Agreement.

20.3	This Agreement shall be interpreted in accordance with the laws in force in the Province of Saskatchewan and the Federal Laws of Canada.

20.4
Should a court of competent jurisdiction hold that any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding if appealed is not reversed on appeal, such provision shall be considered severed from this Agreement however all other provisions of the Agreement and all rights and obligations therein shall continue to be in force and effect.

20.5
The preceding terms and conditions constitute the entire agreement between the Parties, and supersede any prior agreements or communications of any kind.  No variation or modification of this Agreement, or waiver of any terms and conditions herein shall be deemed valid unless in writing and signed by all Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement in two counterparts through their duly authorised officers.

General Bio Energy Inc.	Her Majesty in right of Canada as represented by the Minister of Fisheries and Oceans
/s/ Dustin Williams	/s/ Government of Canada
Dustin Williams Vice President of Operations	Assistant Deputy Minister Science Sector
October 31, 2009	October 31, 2009
Date	Date

Licence Agreement, Canada – General Bio Energy Inc

Schedule A

Estimated sales projections

-	From April 1, 2011 to March 30, 2012 - $3,360,000, representing 4200 MT of Licensed Products sold at an average price of $800.00

-	From April 1, 2012 to March 30, 2013 - $8,550,000, representing 9000 MT of Licensed Products sold at an average price of $950.00

-	From April 1, 2013 to March 30, 2014 - $13,837,500, representing 13 500 MT of Licensed Products sold at an average price of $1025.00

-	From April 1, 2014 to March 30, 2015 - $17, 550,000, representing 18 000 MT of Licensed Products sold at an average price of $975.00

Licence Agreement, Canada – General Bio Energy Inc

Schedule B

Royalty Report Form

Licence Agreement # 2158

For inquiries, please call the Technology Transfer Office at: (613) 990-9819

Please send report to:			Fisheries and Oceans
			Accounting Branch, Revenue Section
			200 Kent Street, 10th Floor
			Ottawa, Ontario, K1A 0E6

1. NAME OF COMPANY:			General Bio Energy Inc.
2. DATE OF AGREEMENT:
3. REPORTING PERIOD :			From:	To:
4. REVENUE/ROYALTY:			PRODUCTS ARE DEEMED SOLD IF USED OR SOLD

Quantity			Sold to, in what country, date sold, and date invoiced			Revenue

						200,000.00

TOTAL REVENUE						200,000.00
Royalty Rate	2.0%	of Revenue			TOTAL ROYALTY	4,000.00
If more than one royalty rate applies, provide a breakdown of revenue for the applicable rate

Total Royalty for the Reporting Period						4,000.00

Deduct			Balance of unused Minimum Annual Royalty for current License Year

Payable Royalty			If Negative, report amount as Balance of unused Minimum Annual Royalty for Next Royalty Period in same License Year			4,000.00

Add		GST/HST on Payable Royalty				0.00
(Canada's GST/HST Number is 121491807)
TOTAL AMOUNT DUE TO CANADA						4,000.00
Please enclose a cheque payable to the Receiver General for Canada, for the Total Amount.
The foregoing Report is hereby certified to be a accurate and complete:
Date:				by:
					Treasurer/Other Senior Officer

Licence Agreement, Canada – General Bio Energy Inc